EXHIBIT 99.1

PHARMAKINETICS LABORATORIES, INC.

Proxy solicited on behalf of the Board of Directors for the Special Meeting of Shareholders
to be held on [                 ], October __, 2002

        The undersigned hereby appoints JAMES M. WILKINSON, II and JEFFREY A. SCHEIDT, each with the power to act without the other and with full power of substitution, and hereby authorizes each of them to represent and as Proxies, to vote, as designated herein, all of the PharmaKinetics Laboratories, Inc. common shares, Class A Convertible Preferred shares, and Class B Convertible Preferred shares which the undersigned is entitled to vote at the special meeting of shareholders to be held at 302 West Fayette Street, Baltimore, Maryland 21201 on [________________], 2002, at 10:00 a.m., local time, or any adjournment or postponement thereof, upon the matter set forth as Proposal No. 1 below and, in their discretion, upon any other matters which may properly come before the meeting, or any adjournment or postponement thereof.

All shares will be voted on the proposal as directed on this card. You are encouraged to specify your choice by marking the appropriate box. You need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote unless you sign, date and return this card.

         Proposal No. 1:  Adoption of the Agreement and Plan of Merger, dated as of June 19, 2002, as amended July 24, 2002, by and among Bioanalytical Systems, Inc., PI Acquisition Corp. and PharmaKinetics Laboratories, Inc. and approval of the merger of PI Acquisition Corp. with and into PharmaKinetics Laboratories, Inc.

[      ]  For           [      ] Against           [      ]  Abstain

Unless otherwise marked, this proxy will be voted FOR adoption of the merger agreement and approval of the merger and, in the discretion of the proxies, on any other matter that may properly come before the special meeting or any adjournment or postponement thereof.

Date:

Signature

Signature (If Jointly Held)

Please sign exactly as your name appears on this. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Your vote is important. Please mark, sign below, date and return this proxy promptly in the enclosed envelope.